Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-38878, 333-12117, 333-29759 and 333-55901 on Form S-8, and Registration Statements No. 333-149733 and 333-149736 on Form S-3, of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

February 27, 2009